DUPLICATE

Number: C0908409

CERTIFICATE

OF

CHANGE OF NAME

BUSINESS CORPORATIONS ACT

I Hereby Certify that CORECOMM SOLUTIONS INC. changed its name to VGRAB COMMUNICATIONS INC. on February 11, 2015 at 09:41 AM Pacific Time.

Issued under my hand at Victoria, British Columbia On February 11, 2015 /s/ CAROL PREST CAROL PREST Registrar of Companies Province of British Columbia Canada